Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL 2011 OUTLOOK

•                  Expect 2011 sales to be in the range of $1,225 to $1,300 million

•                  Expect 2011 Diluted Earnings Per Share to be in the $0.90-$0.98 range

STAMFORD, CT. December 13, 2010 — Hexcel Corporation (NYSE: HXL), today provided its guidance for 2011, projecting solid growth in both revenues and earnings.

Mr. David Berges, Hexcel’s Chief Executive Officer, summarizing the Company’s prospects commented, “In 2011, we expect good growth in each of our three markets based on increases in aircraft build rates, new composite rich aircraft programs, growth in rotorcraft products, and a recovery from 2010’s depressed industrial markets.  Though there is less certainty with revenues related to the B787, A380 and wind energy than we’d like for 2011, when combined with the rest of our projections we anticipate our sales will be in the range of $1,225 to $1,300 million at today’s exchange rates.  We are pleased with the operational improvements we achieved in 2010 and expect that with the increased revenues, 2011 diluted earnings per share (excluding one-time items) will be in the $0.90 to $0.98 range.  Capital expenditures for 2011 to support projected revenue growth are planned to be $150 to $175 million, and we target free cash flow to be break-even by the end of the year. Recently announced changes to our debt structure will reduce interest expense by about $5 million, matching the expected increase in 2011 depreciation versus 2010.  Improved profitability in high tax countries will likely cause our tax run rate to increase to 32% for the year.”

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Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

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Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications); our ability to maintain and improve margins in light of the current economic environment; demand for our products in these markets are driven by both the success of particular applications as well as the general overall economy; our ability to manage cash from operations and capital spending in relation to future sales levels such that the company funds its capital spending plans from cash flows from operations, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of financial results for 2011 and beyond. The loss of, or significant reduction in purchases by, Boeing, EADS and Vestas or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to achieve planned manufacturing improvements, conditions in the financial markets, product mix, cost reductions and changes in environmental regulations, legal matters, interest expense and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information

Michael Bacal

(203) 352-6826

michael.bacal@hexcel.com